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[NRG Energy, Inc. Letterhead]

1221 Nicollet Mall
Suite 700
Minneapolis, MN 55403-2445
Telephone (612) 373-5333
Fax (612) 373-5346





August 27, 1993

Bruce Wilson
Manager Transportation and Procurement
Waldorf Corporation
2250 Wabash Ave.
St. Paul, MN 55164

Dear Bruce,

Please find following NRG's understanding of the agreements reached during our August 25, 1993 meeting in your office.

In previous meetings, we had discussed that NRG has experienced an abnormal year where some costs have increased at a much greater rate than expected. If the "Sellers Total Cost" method on a per MMBTU basis were used this year to set the new steam rates for contract year #6, as previously agreed to, and as set forth in sections 1.1.1 and 1.1.45 of the Energy Agreement between NRG
Energy and Waldorf Corporation, the increase would be          %.

It was agreed by both NRG and Waldorf that an increase of this magnitude would be unacceptable. It was further agreed that the parties would depart from the provisions of the Energy Agreement and establish a mutually acceptable increase for contract year #6 (1993-94), and then, starting with contract year #7 (1994-95), the parties would revert back to the "Sellers Total Cost" method for all subsequent contract years.

For the 1993-94 rate calculation the parties agreed to modify the "Sellers
Total Costs" spreadsheet by simulating a    % increase in operating labor, both
straight and overtime, which would result in increase in rates retroactive to
7/1/93 of    %. The calculation is as follows:

      X = $       Standard Rate

      X = $       Premium Rate

For contract year #7 (1994-95), the calculation will revert back to the actual costs incurred by NRG, with the exception the actual operating labor costs (straight time and overtime) for July 1992 will be replaced with average actual costs incurred over the 11 months from August 1992 to June 1993. This will negate the unusual change in NRG's



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labor costs which occurred in August 1992.


The parties again confirmed that the increased steam rates for contract year
#6, i.e., $     Standard Rate and $      Premium Rate, would be retroactive
to July 1, 1993.


It was further agreed that this letter as executed by the parties would be included as an addendum to the Energy Agreement dated between NRG and Waldorf.


If you agree with NRG's understanding of the agreement between the parties as explained above, please indicate your acceptance in the space provided. Please let me know if you've any questions or if NRG can be of further service to Waldorf.


Sincerely,

/s/ Ronald J. Will


Ronald J. Will


RJW/jrw


c:   File

     Law Department

     G. Johnson

     D. Walker




                                       Accepted


                                       By: /s/ Jack B. Greenshields


                                       Its:  Senior Vice President

                                       Date: October 26, 1993